Exhibit 99.3
Enhabit Concludes Review of Strategic Alternatives
Continues to Execute on Operating Plan; Commences Planned Board Transition
DALLAS – May 8, 2024 – Enhabit, Inc. (NYSE: EHAB), a leading home health and hospice care provider, today announced Enhabit’s Board of Directors (the “Board”) has concluded the Company’s strategic review process, announced in August 2023, which was overseen by the Board with assistance from its financial and legal advisors, Goldman Sachs and Sidley Austin, respectively. After evaluating a full range of strategic alternatives, including a potential sale, merger or other transaction, the Board unanimously determined that continuing to execute on the Company’s strategic plan as an independent, public company is in the best interests of the Company and its shareholders at this time.
The Company and its advisors ran a thorough strategic review process that concentrated on a merger or acquisition of the Company. The Board directed the Company’s financial advisor to identify potential strategic partners and financial sponsors that might be interested in an acquisition of or strategic combination with the Company. In addition to inbound inquiries, outreach was conducted to a comprehensive range of strategic and financial counterparties. The Company executed Non-Disclosure Agreements with a broad number of counterparties and received indications of interest from a variety of counterparties.
There was serious interest based on parties’ engagement in the process; however, the Company did not receive any formal proposals for a transaction. “We believe macro headwinds including, among other things, uncertain regulatory developments including Medicare reimbursement policies throughout the healthcare industry and an evolving antitrust landscape, a difficult healthcare operating environment, and persistently high interest rates ultimately stifled possibilities for a transaction that would enhance shareholder value,” said Chairperson of the Board Leo Higdon. “Considering this, and other strategic alternatives reviewed with advisors during the review process, the Board determined the best way to enhance shareholder value at this time is to continue to operate as a stand-alone business. The Board looks forward to working with the management team to lead the Company’s execution on its operating plan. The Board remains committed to enhancing value for all shareholders and will continue to be open to and evaluate all opportunities to do so.”
The Board and management team remain focused on the Company’s financial and operating results. “With the strategic alternatives review process concluded, the management team is focused on operating Enhabit’s core businesses,” said President and Chief Executive Officer Barbara Jacobsmeyer. “Our momentum exiting 2023 and through the first quarter of 2024, in which we hired additional frontline clinicians, negotiated more and better home health payor contracts, and controlled G&A expenses, instills excitement in our strategy and team, and we are confident we are taking the right steps to drive future growth to increase shareholder value.”
Confirms Previously Disclosed Board Transition
Today, the Company’s Board consists of 13 directors, 12 of whom are independent directors, including five legacy independent directors who previously served on Encompass Health Corporation’s (“Encompass”) board of directors prior to the Company’s separation from Encompass in July 2022. The Company believes service by the legacy Encompass directors on a transitional basis over the past two years was invaluable to the public company transition of the new company. In addition to their historical knowledge of the business and public company board experience, their leadership in recruiting directors with diverse skill sets and wide-ranging experience will benefit the Company going forward. As previously disclosed, including in the Company’s proxy statement for last year’s 2023 annual meeting of shareholders, the Nominating & Corporate Governance Committee of the Board is committed to an orderly transition of four of the five legacy Encompass board members by this year’s 2024 annual shareholder meeting, which will result in a board size of nine directors. The four legacy directors who will not stand for election are Leo I. Higdon, Yvonne M. Curl, John E. Maupin, Jr., and L. Edward Shaw, Jr.
About Enhabit Home Health & Hospice
Enhabit Home Health & Hospice (Enhabit, Inc.) is a leading national home health and hospice provider working to expand what's possible for patient care in the home. Enhabit’s team of clinicians supports patients and their families where they are most comfortable, with a nationwide footprint spanning 255 home health locations and 112 hospice locations across 34 states. Enhabit leverages advanced technology and compassionate teams to deliver extraordinary patient care. For more information, visit ehab.com.
Investor relations contact
Crissy Carlisle
investorrelations@ehab.com
469-860-6061
Media contact
Erin Volbeda
media@ehab.com
972-338-5141
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